EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2008, with respect to the consolidated financial statements and schedule included in the Annual Report of Crimson Exploration Inc. on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement.

/s/ GRANT THORNTON LLP

Houston, Texas

June 24, 2008